EXHIBIT 99.1
                                  NEWS RELEASE

                          Investor Relations Contact: Paula Balch (972) 444-9001

                      Pioneer Announces 2001 Capital Budget

        Approximately 70% of North American Budget Focused on Natural Gas

Dallas, Texas, January 8, 2001 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) (TSE:PXD) announced today that its Board of Directors has approved a 2001 capital budget of $430 million, an approximate 28% increase over 2000 expenditures. The program will be funded from Pioneer's discretionary cash flow. Based on current commodity prices and existing hedges, the Company expects discretionary cash flow to significantly exceed the 2001 capital budget. The excess cash flow will be available for debt reduction, development of additional exploration successes, core area acquisitions and stock repurchases.

"We are very excited about 2001 as we move several discoveries toward first production in 2002 and 2003. As a result of these development projects, we expect to grow production by at least 25% over the next 24 months. We also have a strong development program focused on increasing production this year and exposing the Company to significant upside by investing 25% of our budget in high-impact exploration projects," stated Scott D. Sheffield, CEO and Chairman.

In addition, the Company announced that it has entered into significant new hedge contracts for natural gas and oil weighted toward the first quarter of 2001, as further described below.

"Our first quarter 2001 commodity hedging will help Pioneer realize minimum targets of $25 per barrel for oil and $5 per Mcf for natural gas for the year to fund our exciting 2001 program, even if prices decline significantly from current levels," Sheffield continued.

2001 Capital Budget

Approximately $315 million of the 2001 capital budget has been allocated to development projects. Approximately $74.5 million will be dedicated to the development of the Aconcagua and Camden Hills natural gas fields and the associated Canyon Express pipeline and the Devils Tower oil field, all in the deepwater Gulf of Mexico, as well as the Sable oil field offshore South Africa. Approximately $115 million is planned for exploration projects in the Gulf of Mexico, South Africa, Gabon, Argentina and Canada.

North America

Pioneer plans to invest $315 million in North America with $244 million allocated to lower-risk development opportunities. These projects are focused on enhancing production from the Company's long-lived natural gas and oil fields and adding significant production in several new growth areas. Approximately $66 million will be dedicated to the development of the Canyon Express project and the Devils Tower field. In the East Texas Bossier natural gas play, Pioneer expects to invest $37 million to drill 25 operated and 12 non-operated wells. Other Gulf Coast and Mid- Continent projects targeting natural gas production represent $64 million of budgeted development expenditures. Approximately $48 million will be allocated to the Permian Basin for oil and natural gas development.

In Canada, Pioneer plans to invest $29 million to drill approximately 31 natural gas wells and tie-in seven wells drilled last year in the Chinchaga field, drill five to six wells in the Martin Creek area and drill one horizontal well and tie-in 12 wells in the Conroy Black field. As a result, the Company expects natural gas production from Canada to grow approximately 10% in 2001.

The Company has allocated $71 million to North American exploration projects that offer significant potential for reserve and production growth. Current plans include drilling three deepwater Gulf of Mexico exploratory tests and five wells in the shallow Gulf of Mexico testing deep natural gas prospects. Additional capital is allocated for exploration in Canada and acquiring new leases.

Argentina

Approximately $87 million, or 20%, of the 2001 capital program will be invested in Argentina. Pioneer expects Argentine oil production to grow over 25% in 2001 by continuing its successful oil development program in the Neuquen Basin through the drilling of approximately 90 wells. A new $12 million NGL recovery plant will allow the Company to capture the value of liquids now being sold in the natural gas stream. Construction of a new $7 million natural gas pipeline with initial capacity of 100 million cubic feet per day (MMcfpd) is expected to be completed by year end allowing Pioneer to continue its track record of significant natural gas production growth in 2002.

South Africa and Gabon

Pioneer will invest $28 million in South Africa and Gabon to develop prior successes and explore for new fields. The Company plans to invest $9 million in the development of the Sable oil field in Block 9 offshore South Africa, with first production anticipated in late 2002. Pioneer also plans to drill its first natural gas well in Block 9 during the first quarter of 2001 to test potentially significant natural gas resources discovered by a prior operator. If sufficient gas reserves can be established, Pioneer plans to evaluate the potential to supply natural gas to meet growing energy needs in the area.

In Gabon, the Company plans to drill its first well during the second quarter of 2001. The well will target an oil accumulation underlying an extensive gas cap on its 315,000 acre Olowi block in shallow water twenty miles southeast of Shell's 300 million barrel Gamba oil field. An oil column has been identified by previous drilling and Pioneer is using new 3-D data in expectation of defining significant oil accumulations.

Hedging Program

Pioneer has entered into swaps for 110 MMcfpd of natural gas production for the period January through March 2001 at an average price of $8.76 per Mcf. As previously disclosed, Pioneer has existing 2001 swaps for 49 MMcfpd of natural gas at an average price of $2.50 per Mcf. Existing 2001 collars cover 54 MMcfpd at an average ceiling price of $2.90 per Mcf and an average floor price of $2.25 per Mcf. The Company has hedged 45% of its 2001 North American gas production.

Since September 1, 2000, Pioneer has entered into new swaps and costless collars for 2001 oil as summarized by quarter below:

                           1st Quarter   2nd Quarter   3rd Quarter   4th Quarter
  Swaps
    Barrels per day            15,955         8,297         5,033         2,000
    Price per bbl           $   28.49      $  29.22      $  29.84      $  30.14

  Costless Collars
    Barrels per day             2,000         2,000         2,000         2,000
    Ceiling Price per bbl   $   31.43      $  31.43      $  31.43      $  31.43
    Floor Price per bbl     $   25.00      $  25.00      $  25.00      $  25.00

As previously disclosed, Pioneer has existing 2001 collars for 5,000 barrels per day (Bpd) for the period January through June with average price ceilings and floors of $20.09 and $17.00 per barrel, respectively. The Company has recently terminated similar contracts covering 5,000 Bpd of collars for the period July through December 2001 at $25.48 per barrel. The Company has hedged 35% of its 2001 worldwide oil production.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina and South Africa. Pioneer's headquarters are in Dallas.

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Pioneer Natural Resources Company, are subject to a number of risks and uncertainties which may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, litigation, the costs and results of drilling and operations, the Company's ability to replace reserves or implement its business plans, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in the Company's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.